CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 002-96581 on Form N-1A of our report dated July 28, 2010, relating to the financial statements and financial highlights of BlackRock California Municipal Bond Fund of BlackRock California Municipal Series Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 27, 2010